Exhibit 99.3

American Campus Communities
First Quarter 2005 Earnings Results
May 4, 2005

Operator: Good afternoon ladies and gentlemen and thank you for standing by. Welcome to the American Campus Communities Incorporated First Quarter 2005 Earnings Conference Call. As a reminder, today's call is being recorded. At this time, all participants are in a listen only mode, following the presentation we will conduct a question and answer session and instructions will be provided at that time on how to queue up for questions.

     I would like to remind everyone this conference is being recorded and would now like to turn the conference over to Georganne Palffy of the Financial Relations Board, please go ahead.

     Georganne Palffy: Good morning and thanks to all of you for joining the American Campus Communities First Quarter Conference Call.

     The press release was furnished on Form 8-K to provide access to the widest possible audience. In the release, the company has reconciled the non GAAP financial measures to those directly comparable GAAP measures in accordance with Reg G requirements. If you do not have a copy of the release, it is available on the company's web site at www.americancampuscommunities.com in the Investor Relations section under Press Releases. Also posted on the company website in the Investor Relations section, under Supplemental Information, you will find a supplemental financial package. Additionally, we are hosting a live web cast of today's call which you can access on the web site with the replay available for one month. The company will also have a few selected slides that will be accompanying their discussion this morning and those can be found on the web site.

     Management will be making forward looking statements today, the references to the disclosure in the press release on the web site, with the slides as well as SEC filings. Management would like to inform you that certain statements made during this conference call which are not historical fact may be deemed forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21-E of the Securities and Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward looking statements are based on reasonable assumptions, they are subject to economic risks and uncertainties. The company can provide no assurance that its expectations will be achieved and actual results may vary. Factors and risks that could cause actual results to differ materially from expectations are detailed in the press release and from time to time in the company's periodic filings with the SEC. The company undertakes no obligation to advise or update any forward looking statements to reflect events or circumstances after the date of this release. Having said that, I would now like to introduce the members of management with us today, Mr. Bill Bayless, Chief Executive Officer, Mr. Mark Hager, Chief Financial Officer and Mr. Brian Nickel, Executive Vice President; and now I will turn the call over to Mr. Bayless for his opening remarks. Please go ahead sir.

     Bill Bayless: Thank you Georganne. Good morning and thank you all for joining us as we discuss our operating and financial results for the first quarter of 2005. As Georganne stated, there is a corresponding slide presentation available on our web site at americancampuscommunities.com which we will be referring to periodically throughout the call. At the request of many of you who participated on the last call, the slides may be advanced by you to facilitate following along.

     Presenting with me today on the call are Brian Nickel, Executive Vice President and Mark Hager, our Chief Financial Officer. Greg Dowell our Chief of Operations is also with us and is available to participate in the question and answer session. Let me first address the format of the presentation today. I'll review the highlights of the first quarter, provide an overview of our same store operational results, update the leasing status of our owned properties for the upcoming 2005/2006 academic year and then discuss our recently announced strategic realignment of senior management. Mark Hager will then discuss our 2005 first quarter financial results, our capital structure as of 3/31/05 and will provide an outlook for '05. Brian Nickel will then discuss our recent, upcoming and pipeline investment opportunities for each of our segments of business. We'll then open the call for questions and answers. With that, we'll begin.

     Our first quarter operational and financial results met our internal expectations. We achieved net income of 8.2 million as compared to 1.5 million in the first quarter of 2004, primarily due to a $5.9 million gain recognized on the sale of our University Village property to Cal State, San Bernardino. We also closed on the acquisition of seven student housing properties consisting of 3,118 beds, for a total combined contract purchase price of approximately $120 million.

     Our FFOM for the quarter was 33 cents per fully diluted share, or $4.2 million, compared to $2.1 million for the prior year's first quarter.

     Our net operating income for same-store owned off-campus properties increased 12.4% from the first quarter of 2004. Third party management services revenues increased 91% over the prior year's first quarter.

     Also during the quarter, we commenced renovation of historic Fenn Tower at Cleveland State University, with third-party development and construction management fees for that project totaling approximately $1.5 million. We were also selected by Arizona State University to provide development and management services for several large scale projects on their main campus in Tempe, Arizona. In addition, we were selected by Hope International University to provide design, development and management services on their campus in Fullerton, California.

     For the continuing benefit of our successful fall 2004 lease up, same store NOI for our owned off campus properties for the three month period ended March 31st was $5.1 million, compared to $4.5 million for the three months ended March 31st, 2004. Again, an increase of 12.4%. This increase in same store NOI was driven by an 8.5% increase in revenues, while operating expenses increased by only 3.4%. NOI for our entire portfolio of owned off campus properties for the three months ended March 31st was $7.4 million, compared with $4.5 million for the three months ended March 31st, `04, an increase of 62.3%. This increase in NOI was driven by a 56.3% increase in revenues while operating expenses only increased by 48.5%. Same store NOI for our on campus participating properties for the three months ended March 31st, `05 was $3.6 million, compared to $3.5 million for the three months ended March 31st, `04, an increase of 3.6%. This increase in same store NOI for the on campus participating properties was driven by a 3.8% increase in revenues while operating expenses increased by 4.2%.

     If you would refer to slide 8 on the web cast, you'll see that we currently own 24 properties containing 15,600 beds. As of March 31st, our total owned portfolio was 96% occupied with our owned off campus properties at 97% occupancy. In addition, we manage 19 properties on a third party basis, predominantly for colleges, universities and financial institutions. This brings our total properties and beds under management to 43 and 26,900 respectively.

     I'd now like to discuss the leasing status for the upcoming 2005/2006 academic year. As we discussed in our last call, one of the most important factors in creating long term shareholder value in this sector is the successful annual releasing of our beds for the next academic year. As an organization, we're very focused on this task and it is our standard practice to provide the market with detailed leasing updates for the upcoming academic year in each of our quarterly calls.

     Pages 8 and 9 of the analyst package and pages 9 and 10 of the web cast contain a breakdown of leasing status by individual property. With 16 to 17 weeks remaining prior to the commencement of the 2005/2006 academic year at our subject colleges and universities, we continue to make good leasing progress. As of April 29th, our same store owned off campus properties are currently 83% applied for and 77% leased as compared to 80% and 73% respectively for the same period one year ago.

     Our projected average rental rate increase at the same store owned off campus properties is currently 2%. Our owned off campus development at Suny, Buffalo, which is under construction and scheduled to open for occupancy in late August of this year, is now 103% applied for and 101% leased. Occupancy will decrease to 100% at this property as we hire resident assistants from the pool of residents who have already executed leases. We've also made substantial progress on the lease up of our seven acquisition properties, which are currently 73% applied for and 71% leased for the upcoming year. For those of you viewing the chart on the web cast, you'll note that on page 10, the five newly acquired Florida properties are shown as three properties for lease administration reporting purposes, as two of those properties are second phase developments.

     When combining all of the previously mentioned categories, our owned off campus portfolio is currently 82% applied for and 77% leased for the upcoming 05/06 academic year. In all cases, the difference between our percent applied for and percent leased merely reflects those applications that are in the administrative process of having their leases generated and disseminated for execution by both the student and the parental guarantor.

     I'd now like to discuss our recently announced strategic realignment of senior management. We're very pleased that Jim Hopke has rejoined American Campus to serve as our Executive Vice President and Chief Investment Officer. Jim previously served as our SVP of acquisitions during 2000 through 2002 and played a key role in our initial growth period that took place during that time. Jim is joining us from Wachovia Securities where his responsibilities included providing asset management services for balance sheet investments including bridge loans, mezzanine loans and preferred and common equity. Jim also held positions at JPI Student Housing Division and Insignia Financial. He comes to us with a complete understanding of our industry, our company and our investment criteria. He also brings well established relationships with many of the owners and developers in the sector.

     Mark Hager has resigned his position as CFO, Chief Accounting Officer and Treasurer in order to pursue his entrepreneurial interests. He'll continue in his position through May 16th, 2005 and will remain with the company through June 30th to facilitate an orderly transition. Mark will certainly be missed and we wish him nothing but the best in all of his future endeavors.

     Brian Nickel will assume the role of Chief Financial Officer effective May 16th. As many of you are aware, Brian has spearheaded our corporate financing and has been our lead with the capital markets and the analyst and investor community since our IPO. He will be supported by Jon Graf, who is being promoted to Senior Vice President, Chief Accounting Officer and Treasurer and Kim Voss who is being promoted to Vice President and Controller.

     Jon Graf joined us just after our IPO last year and brings 10 years of public company experience and expertise in the areas of public accounting, SEC reporting and compliance and 404 implementation. Jon joins us from Southern Union Company where he held the position of Vice President and Corporate Controller. Prior to his 10 year tenure at Southern Union, he was with Ernst & Young for seven years.

     Kim Voss joined us in June of 2004 and played an active role in the completion of our IPO. She had previously worked for AMB, where she held the position of Assistant Controller. Prior to her tenure with AMB, Kim spent four years in Arthur Andersen's San Francisco Audit practice, where her clients predominantly included nationally recognized REITs.

     As part of the strategic realignment, Greg Dowell, our Chief of Operations is being designated as an Executive Officer. Furthermore, in conjunction with Ronnie Macejewski's departure, Brian Winger, our Senior Vice President of Development will now oversee the Construction Management Division as part of his responsibility. While there will be a one time charge related to Mark's separation agreement of $350,000, the overall realignment has a minimal impact on ongoing personnel costs. I'd now like to turn the call over to Mark who will discuss our 2005 financial results and also will provide an outlook for 2005.

     Mark Hager: Thanks Bill. As we discuss the results of our first quarter and 2005 guidance, please note that all per share amounts discussed are calculated on a fully diluted basis. As Bill mentioned earlier, our first quarter FFO and FFOM were on track with our internal expectations. As such, we are reaffirming our previously provided guidance for 2005 with our FFOM expected to be between $1.32 and $1.42 per share and our FFO expected to be between $1.42 and $1.50 per share.

     Our total revenue for the first quarter of 2005 was $19.5 million, an increase of $4.2 million or 27% from the same quarter in 2004, primarily due to the impact of the two owned off campus development properties which opened in fall 2004 and the seven off campus properties acquired in the first quarter of 2005, and the improved 2004/2005 lease up of our owned off campus portfolio. The increase in property related revenues was offset by a decrease in third party service revenues, specifically from our third party development services. Revenues from our off campus properties totaled $12.5 million, an increase of 56%, a result of the previously mentioned new development acquisition properties.

     The net operating margin for our off campus properties prior to depreciation improved from 56.7% for the first quarter in 2004 to 58.9% in the first quarter of 2005, a result of the improved same store operating performance as well as the opening of new properties in markets with relatively higher rents.

     First quarter 2005 operating results for our on campus participating properties remain consistent with prior year's results, producing revenues of approximately $5.5 and $5.3 million with net operating margins before depreciation of approximately 66%. Third party revenues for the first quarter represented 6.9% of our total revenues compared to 13.5% for the same quarter in 2004. Third party service revenues of $1.4 - excuse me, $1.4 million for the first quarter represented a decline of approximately $700,000 from the same quarter in 2004, a result of the decline in revenues from third party development fees of approximately $1 million, offset by an increase in third party management fees of approximately $300,000. Consistent with our discussions in previous earnings calls, the decline in the third party service revenues was a result of fewer active projects in the current quarter. Brian Nickel will discuss our third party service prospects in more detail a little later in the call.

     From a non operating expense perspective, our general and administrative expense for the first quarter of 2005 totaled $1.4 million, which was consistent with the fourth quarter 2004 results. We continue to believe that this expense level on an annualized basis will approximate our run rate for 2005.

     Income tax expense related to our TRS for the first quarter was not material. Income tax expense related to our TRS is calculated using an effective rate of 38% and is impacted by variations in income expense of the TRS as well as other factors. At the forecasted mid point of our guidance range, we do not anticipate 2005 income tax expense to be material. Interest and depreciation expense will be directly and incrementally impacted by the level of acquisitions and developments and capital expenditures as well as the financing activity in 2005.

     Our first quarter results also include a $5.9 million gain from our previously disclosed disposition of the San Bernardino property, occurring in January, 2005 and a $430,000 gain related to the final insurance proceeds received from the Fresno fire claim.

     Net income for the fourth quarter totaled $8.2 million, or 65 cents per share, consistent with our internal expectations for the quarter. Our funds from operations or FFO for the quarter totaled $5.7 million, or 45 cents per fully diluted share, consistent with our internal expectations. Our FFOM for the performance - excuse me - our FFO modified for the performance of on campus participating properties, or FFOM, totaled $4.2 million for the first quarter or 33 cents per fully diluted share, also consistent with out internal expectations.

     I will now discuss our capital structure at March 31st, 2005. Please note that in this discussion we have excluded the debt of our on campus participating properties, totaling $79.7 million, and the mark to market debt premiums associated with the debt assumed during our first quarter acquisition of approximately $5 million. Our total enterprise value amounted to $498.5 million, consisting of equity at market value of $268.8 million and debt of $229.7 million. Our debt consisted of $196 million of fixed rate mortgage debt, $37.4 million under a short term bridge loan associated with the Exchange at Gainesville acquisition and $33.6 million of variable rate debt outstanding under our revolving credit facility. As of March 31, 2005, the ratio of total debt to total enterprise value was 46.1%. Our floating rate debt represented 14.6% of our total debt.

     Now, Brian Nickel will discuss our third party services, the status of our current portfolio and acquisition and development prospects.

     Brian Nickel: Thanks Mark. First we're going to turn to the acquisition sector. We had an active quarter with the acquisition of seven properties occurring between February and the end of March, for a total of approximately $120 million, all consistent with our overall investment strategy. First was the Proctor portfolio, a five property portfolio in Florida which had four properties closing on February 1st and the final property closing on February 16th for a total estimated going in cost of $55.3 million, excluding the fair value market of the debt. You will notice in the 10-K filing and our soon to be filed 10-Q that we have categorized our total going in cost between purchase price, transaction cost, upfront capital improvements and initial integration expenses, which are necessary to fully integrate a new asset. We feel that this presentation of our costs will be useful to our investors as we continue to acquire assets as part of our overall growth plan.

     On our last call, we referenced two pending acquisitions that we did close during the quarter. First was the acquisition of an asset at the University of North Texas called City Parc on Fry Street which closed on March 11th. We acquired this asset for a total going in cost of $19.5 million. This acquisition also included the assumption of $11.8 million in existing debt with an interest rate of 5.96% and a remaining term of 9 years. We also closed on the acquisition of the Exchange at Gainesville for a total going in cost of $48.6 million on March 29th. This asset was purchased free and clear from the seller, but simultaneous to the closing, we entered into a bridge loan for $37.4 million with the intent to close on a permanent loan during the second quarter. As we mentioned on the last call, all of these acquisitions are consistent with our investment strategy to own properties that feature a differentiated product in close proximity to campus in sub markets with barriers to entry. As with any student housing community purchased during the releasing season, there is always risk that the integration process may negatively impact the lease up, potentially delaying stabilization. We believe that our well established operating, lease administration and marketing systems are minimizing this risk as we have seen significant progress since the closing of our acquisitions. Based on this, we believe we are in a position to stabilize these assets during the 2005/2006 academic year.

     We have continued to work our pipeline, qualifying assets which meet our disciplined investment criteria. With the end of the lease up season approaching, we would again expect to see opportunities from our pipeline materialize over the next several quarters. Cap rates have remained consistent with where they were on our last call, ranging from 6.5 to 7.5%, with some exceptions for acquisitions occurring on the west coast. We are also making progress on the off campus development front. On the last call, we mentioned that we were actively pursuing two off campus owned developments, totaling approximately $90 million.

     The first of these developments is an in-fill, urban development in Newark, New Jersey. At this time, we are progressing with construction documents and the entitlement process. This development meets our overall investment criteria, as it is pedestrian to three universities in the area including NJIT, Rutgers University and Essex County Community College. From a transactional perspective, the project is being developed on a long term land lease with a local land owner through a joint venture with our development partner, Titan Investments. Titan was the co developer on our San Bernardino, Fresno, Temple and Boulder developments. Currently, we project development costs to be approximately $57 million, with an estimated going in yield of 8.5%. If the entitlement process proceeds in a timely fashion, this development could commence construction in the summer of 2005, for delivery for the fall of 2006. If the entitlement process is delayed, we would commence construction in 2006 for a fall 2007 delivery.

     We are also actively pursuing the development of a project in close proximity to Texas A & M University in College Station. This community is being designed to house upperclassmen and will benefit from freshmen who will be migrating from our full service residence hall product at the Callaway House. Once again, it is consistent with our overall investment criteria as this planned development is in a pedestrian location to campus and will feature a differentiated town home product. With an estimated total development cost of $35 million, we are targeting a stabilized yield of approximately 8.5%. If we are successful in obtaining rezoning approvals, which are anticipated during the second quarter, we will immediately commence construction for a fall 2006 delivery; however, as we are still in the municipal approval process, the timing of the commencement of the development and project opening cannot be finalized at this time.

     Our third party services sector also had an active quarter with the award of two high profile development awards. The first of these is our selection by Arizona State University for the development and management of large scale on campus housing projects on their Tempe campus. ASU has turned to the private sector to address their upperclassmen housing needs and has requested that ACC evaluate several different development opportunities. In addition, we have been asked to evaluate the potential of structuring a long term lease arrangement, whereby we would use our equity in these transactions. They are interested in exploring this alternative due to the fact that the investment of our equity and ownership of on campus housing could have benefits to the University's debt and bonding capacity. At this time, we have been asked to fully evaluate all of the student housing development opportunities on their campus and the downtown Phoenix campus. We do not expect any development to begin until the third or fourth quarter of 2006 for delivery in 2007 and 2008.

     ACC was also successful in winning the award of the redevelopment of the housing on the campus of Hope International University in Fullerton, California. This 18 acre campus is directly adjacent to Cal State, Fullerton and the new housing would serve both Hope students as well as students from Cal State, Fullerton. Currently this development is not projected to begin until the late second or third quarter of '06. This project could yield development fees ranging from $2 to $4 million over 2006 and 2007. Although neither of these developments are projected to generate fees in 2005, the award of these large scale projects, coupled with the projects that we already have under development and an increasing pipeline put us well on our way to returning our third party services revenue back to their historical levels. These awards demonstrate that our refocusing on this sector is having a positive impact and has long term benefits to our services business. With regard to our third party development pipeline that may produce revenue in '05, we are actively competing; we're working on numerous transactions that may yield revenue in '05.

     With regard to our third party management services sector, we continue to see growth as we realize the impact of the new contracts that started in conjunction with the 04/05 academic year. We see the growth of these fees as a stabilizing factor to our third party services revenue and expect them to become a larger and larger percentage of the total third party services business.

     With that, we will open it up for questions.

     Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one on your telephone. For those of you joining us on speaker phone, please remember to turn off your mute function before signaling for a question. Once again, that is star, one, to ask a question and we'll pause for just a moment.

     Our first question comes from Dave Rodgers with Keybanc Capital.

Dave Rodgers: Hi guys, good morning. I wanted to ask a couple of quick questions on the lease up so far. I guess Fresno and Boulder seem to be the two outliers; Fresno seems to have negative enrollment growth this year and Boulder seemed to have relatively flat but they seem to be going in opposite directions. Could you maybe fill us in, Bill, on what's going on there?

Bill Bayless: Sure. In the case of - first talking about Fresno, actually we're pacing ahead of last year, we're about 116 applications ahead as of April 29th and one of the main thrusts of the lease up for that community is the University's Orientation programs that takes place over the summer and those begin in mid June and go through the end of the year, and some of you may recall from the S-11, we actually have a formal agreement with the university in participating in those orientations and that's when we would expect to see the remainder of that lease up take place. If you look historically at prior year numbers, we're doing quite well.

     With regard to the Boulder market, Boulder continues to be one of the softer markets that we are located in. We just have recently, in the last two weeks, put in place some rate reductions under a look and lease special for students touring. If they sign a lease within a 48 hour period there's a $25.00 rent reduction which equates to about a 3% reduction over our market prices. Right now, we have 131 beds left to lease in that community; we need to average 8 applications a week to [meet] budget and we're currently averaging 10. So we are behind where we were last year, we put a little rent reduction in place there and we're pacing to where we still have an opportunity to meet the 95% occupancy.

Dave Rodgers: And both of them - back to look at the whole portfolio, where are rents and if you said this in your comments I didn't hear and I'm sorry, where are rents for the entire portfolio in the lease up process versus last year?

Bill Bayless: Right about a 2% increase, and you may recall in the last call that we said it was about 2.2. We have put some rent reductions in place for the go forward lease up at Boulder Creek that I just discussed in Boulder, also the Village in Alafaya in Orlando, we're doing some nominal 1 to 3% rent reductions, again a look and lease type of specials if you sign on the spot, and also at River Walk in Georgia, where we're running a little bit behind last year, we also put a look and lease special in place there. If we were to lease up under those specials, that's what would take that rent from 2.2% down to 2% as an overall rent growth.

Dave Rodgers: You guys talk a lot about development and working on the acquisition pipeline. Talk a little bit about the capital necessary to fund that. That was quite a big - big numbers you were talking about relative to your current balance sheet.

Brian Nickel: We talked on the last call Dave about having approximately $30 million in capacity remaining. We've announced that we've got $90 million in the pipeline for development and gave some specifics on this call; we also have an active acquisition pipeline as well. Something to keep in mind though is the $90 mil -is that for the $90 million of development, both of these projects are in the entitlement process and there's a number of factors which could cause them to get pushed to a 2006 construction start. In addition on the acquisitions front it's unlikely that there's going to be a lot of acquisition activity during the lease up season, so we would expect that to pick up post lease up. There's a number of ways that we can address capital needs going forward, they include addressing our current line covenants, the possibilities of raising equity either common equity, preferred equity, joint venture money. We believe that all of these markets are available to us but we want to remain disciplined in our investment strategy and we want to keep an eye on these markets and then we'll address our capacity needs when it's appropriate.

Dave Rodgers: And then Brian, last question for me, what are the break point dates for those two construction projects that are seemingly on the teetering point?

Bill Bayless:                       Both are mid June.

Dave Rodgers:                       Great, thanks.

Operator:                           With one question remaining in our queue,
once again, please press star, one, if you have a question.

                                    Jordan Sadler with Smith Barney has our next
question.

Jordan Sadler:                      Good morning guys.

Bill Bayless:                       Good morning Jordan.

Jordan Sadler: Just following up on Dave's question, on the acquisitions, is there anything teed up at all? I know that you won't see much before - during leasing season but do you have anything teed up to happen maybe in September?

Brian Nickel: Getting specific about teed up, we don't have anything under letter of intent but we've got - we've got a solid pipeline of opportunities, but once again, we want to remain disciplined with that so we're qualifying all of these acquisitions, but at this point in time, we don't have anything under letter of intent or contract.

Jordan Sadler: OK. And what are you seeing out there in terms of cap rates? Is the deal - I guess, firstly, is the deal flow what it was, is it slowing or increasing and then cap rates?

Brian Nickel: We're seeing transactions close from - other transactions besides the ones we've announced, it's not - it's not dissimilar from what we saw last quarter. We talked about cap rates being between 6.5 and 7.5%, we have not seen any changes based on the closings that we've seen that are out there. Once again, with those cap rates, it's also the same as last quarter in that we're not seeing what we would think is an appropriate premium for assets that we don't think have the appropriate growth profile compared to some of the close in assets that we're targeting.

Jordan Sadler:                      So you're saying 7 is lower or?

Brian Nickel: We've seen some - and once again, with cap rates, it's kind of a dangerous game to start talking about, we see some that we believe are lower but, you know, we think that they're between 6.5 and 7.5% based upon our underwrite.

Jordan Sadler:                      And are you willing to play at the low end
of that range?

Brian Nickel: We've stated our criteria as 7% and coupled with that, we believe that a 7% is only appropriate on an asset that's got good growth projections and we feel comfortable with that 7% range with the assets that meet our criteria. We don't see any reason to go below that at this time.

Bill Bayless: Jordan the only time we would do that is if we were looking at a specific opportunity, say in the California market if it had excessive growth potential.

Jordan Sadler: OK and I guess just back to the leverage question, you said you had $30 million of availability or so, but obviously you've got development commitments right now at this point, so I mean, at this point do you feel that you're sort of tight in terms of liquidity?

Brian Nickel: No because we're still qualifying that pipeline and once again, there are ways to address our capacity including addressing the existing revolver covenants and also, you know, the potential to raise equity in the future. We're not speaking to the likelihood or the timing of that, simply because those developments that are in the pipeline are still - the timing of them is not finalized because they are in the municipal process, so right now, we're just trying to remain disciplined with our investment strategy.

Jordan Sadler:                      What kind of leverage are you comfortable
with?  Right now, I think the number Mark stated was 46% debt to cap?

Brian Nickel: We have stated - we have stated that we are targeting around 50% leverage, so, you know, if we were to move above that we would be addressing our capacity needs at that point in time but once again, there's a lot of assumptions that would take us there, including these developments and those are still speculative in nature.

Jordan Sadler: What do you think the - I don't know if you've checked the market, but in terms of preferreds, what kind of rates are you seeing?

Brian Nickel: We've seen preferred rates that are in, in terms of what we're looking at on comps - I've not touched base with it in the last few weeks, but in the mid 8% range, you know. As far as where they are right now or more recent closings or where they're moving with some of the recent announcements of the Feds, I don't know.

Jordan Sadler: OK. And then just switching over to a couple of the developments that you have in the pipeline, specifically with regard to Newark, what - how does Titan's end work out - with a $57 million development?

Brian Nickel: We had a go forward agreement with Titan that was structured at the time of the IPO where they come in and it's called a joint venture arrangement. It's got a 7.5 preferred on an unlevered basis and then a 30% participation above that.

Bill Bayless:                       We've got...

Brian Nickel: Oh, sorry, - we've got a 7.5 preferred and then they've got a 30% participation above that, the idea being that we can structure whatever capital structure underneath that 7.5 however we see fit, that benefit doesn't accrue to them.

Jordan Sadler:                      And its a  traditional off campus
development?  Like...

Brian Nickel: Yeah it is, on a long term land lease not dissimilar from what we have at Temple University, the difference being the land lease is with a local land owner as opposed to the university, but it is directly adjacent to the NJIT campus, it's actually right across the street.

Jordan Sadler:                      And the 8.5 yields you quoted were net of
the land lease and I assume were quoted  rents upon lease up?

Brian Nickel:                       Yes.

Jordan Sadler:                      Initial lease up?

Brian Nickel:                       Yes.

Jordan Sadler: OK. And then, lastly, I'd like to just move on to the third party services business. It sounds like - or it looks like at least in the first quarter and I know some of this stuff can be lumpy, that you guys are running behind pace and by that I mean, it's $10 million of revenues you were expecting to generate this year I think that's around the number you guys were guiding for, from development fees and from property management fees. Do you think - still think that's achievable at this point?

Brian Nickel: A couple of comments because you have to take our guidance in context. There's four factors that we see that would impact our ability to land within the range. First would be the lease up of the properties, rate and occupancy, second would be expenses on the existing portfolio, third would be corporate expenses and then the last would be the third party sector, the ability to target that revenue. We stated that we - on the last call in our guidance we'd given a range of 1 to 3% -- sorry, $1 to $3 million. Obviously as we move further into 2005, it would make us move closer to - expect us to move closer to the $1 million but we want to make sure that you take that in context that we have reaffirmed our guidance. When you take everything into account, we're still comfortable with where we are.

Jordan Sadler: But the $1 to $3 million is - is the speculative amount of third party fees you'd have to raise to hit the original guidance of 10 million?

Brian Nickel: Right, we've termed spec revenue being anything that is not awarded and in the pre development process but we are at this point in time, have got a number of prospects where we're either short listed or in negotiations with universities that could generate revenue in 2005. We also have some consulting opportunities that could generate revenue in 2005 as well, so that's when you talk about the spec revenues, that's how we would hit that.

Jordan Sadler: So is another way to think about this $7 that you guys think you'll do overall, $7 to $10 million of total revenue? Now you're tracking closer to $7?

Brian Nickel: Well $1 to $3 would be a $2 million difference and so right now, if you take a look at our guidance we would obviously be closer to the lower end if we hit the 1 million and the higher end if we hit the $3 million.

Jordan Sadler: OK and then just on the properties that could contribute to the upside in terms of lease up, which is the first leg of the stool you started discussing, how many additional management contracts did you, remind me, come on line in September from stuff that you are developing at this point?

Bill Bayless:                       Say that question again?

Jordan Sadler:                      How many additional  properties are you
developing right now for third parties that you will start managing come September? So that are going to be added in to your management revenue?

Brian Nickel:                       Everything that's in...

Bill Bayless: Everything - look at the big - UC Irvine development, that is actually not coming on until fall of '06, which will be the next big fee coming on, also the Cleveland State redevelopment is also an `06 opening so that comes into '06. So from those that we are developing, there is not a third party contract coming on line.

Jordan Sadler:                      OK so it has to be new business?

Bill Bayless:                       Yeah.

Jordan Sadler:                      OK.  That's it, thank you guys.

Bill Bayless:                       Thank you.

Brian Nickel:                       Thanks Jordan.

Operator:                           We'll now move on and take a question from
Anthony Paolone with JP Morgan.

Anthony Paolone: Thank you. Just with respect to page 11 in your supplementals, the development fees earned to date where you outline the schedule there, should I take that to mean also have been booked or how does that - how does that work?

Mark Hager:                         Yes, that means recognized.

Anthony Paolone:                    OK. In terms of the payment to be made to
Mark,  is that  factored  into guidance or when will that be recognized?

Mark Hager:                         It's a - it'll be a second quarter
adjustment and in fact we've taken it into account  in confirming our guidance.

Anthony Paolone:                    OK but the whole $350 will be in the 2Q
number?

Mark Hager:                         That is correct.

Anthony Paolone:                    OK. Given the pretty strong lease up at the
Suny project  development,  any update on the expected yield on that?

Brian Nickel:                       That  was,  at that time our  criteria  was
9% so we are - we're  obviously  on track for that or a little bit better.

Anthony Paolone:           OK and then finally, you talked about, you know, your
willingness to do deals at 7% cap rate, you gave the range in the market of 6.5 to 7%, just want to make sure I understand, you know, how you're thinking about that underwritten yield. Does that include some sort of a provision for property management and cap ex, is that fully loaded or how is that?

Brian Nickel: That's a full economic cap rate when it comes to - there's really two questions that are typically asked on cap rates management fees, are they included. So it's fully loaded for cost of management. We historically have estimated our cost of management to be 2.5% and so that's what we factor in in terms of that yield and that it's an after cap ex number.

Anthony Paolone:        OK and then, given just the increase of liquidity in the
student housing space over, I don't know, arguably the past couple of years, have you seen any signs of just a ramp up in new supply that would - that would spark any concern or raise a flag for you all?

Bill Bayless: Certainly we see a higher level of interest from the institutional investors and it seems if you check every multi family conference or ULI agenda student housing, it's certainly something hitting - that's hitting the agenda. We will stay consistent as long as there is supply being built within the investment criteria that we're looking at in terms of those in fill markets with barriers to entry, we see that as a good opportunity to do more transactions. Now indeed, it may cause some over building in further out markets that don't have the ability to sustain growth, but we are shying away from those acquisitions anyway, with existing supply also.

Anthony Paolone: OK and just out of curiosity, looking at some of your pre leasing going out to next year, you know, I think it's a - one of the projects that has one of the lower amounts of pre leasing is in Arizona State I think?

Bill Bayless:                       Yes.

Anthony Paolone:   But like - how does that jive when you think about just - you all taking on the contract space, build new supply there? I mean, do you see that cannibalizing that project or how do you think about that?

Bill Bayless:    The University - and I think some of the analysts have actually gone to their web site and looked at some of their growth projections, the University has a very aggressive growth plan and so the supply side is very strong in the future year projections in that market. The other thing you have to look at though in that market is the Phoenix multi family marketplace very much does impact student housing in that area, so we track the multi family market in Phoenix very closely, as well as the University growth and that is the supply side of multi family that seems to be a true indicator there of what's happening.

Anthony Paolone:       OK and just last question, you may have touched on this a
little bit but just want to understand, outside of the developments that you're doing for third parties, what do the prospects look like for picking up third property management income in the next, say, 12 months?

Bill Bayless: Those prospects are very good and we are - it's something that we continually find ourselves having opportunities to do. We have shied away from doing one off third party management for individual owners and have really focused more on doing the third party university, colleges and institutional and financial institutions. We are seeing as some of these further out sub markets are softening, we're seeing foreclosures and have been managing for several of the lenders and so those opportunities arrived fairly recently. With this fall's lease up is when you'll see that really kick in. If there are markets and properties that don't lease up and we see some lenders stepping in, that's where the foreclosure management opportunities will come from and also it's not unusual for us to get a call from one or two of our client institutions where we're already managing property, taking on some additional management and so those opportunities are plentiful. Candidly, there are more - opportunities, more than we will actively pursue in that we do feel it's important to stay focused on colleges, universities and financial institutions.

Anthony Paolone:                    Ok, thank you.

Operator:                           Moving on, we'll take a question now from
Lou Taylor with Deutsche Bank.

Lou Taylor:                         Yes thanks, just to follow up on the ASU
property, just in terms of the leasing there, is that the reason for - why it's so behind in the lease up?

Bill Bayless:        Well actually, one of the things - and we're looking at TVU closely, The Village on University. Now we have lowered rates there a little bit on the look and lease special too, to make sure that we keep pace. One of the things that you all may recall from the S-11 that happened last year is last year was the first year that the University entered into a two year master lease for Commons on Apache, which is our other property in Tempe, and from that, we actually had 81 residents that moved over from Commons on Apache into the Village on University or rather they pre leased for the following year and so while we're tracking about 90 behind where we were last year, we did get an influx prior to this time last year of those 81 transfers over, so it is a little bit misleading in terms of what the pace of the market is versus that internal move, but we are still, in essence, 90 beds behind where we were last year at this time and so Lou, we have erred perhaps on the side of conservatism, but we have put that special in place to try to build traffic and closing to get caught up and then we'll evaluate if, once we do catch up, what we do with the price.

Lou Taylor:        OK and last question is how are leasing costs tracking on the properties where you are trailing behind a little bit? I mean, have you had to spend more on marketing and incentives et cetera?

Bill Bayless:      Marketing costs are probably up a little bit this year, not a whole lot. If you look, when we gave our same store numbers, that 3.4% increase in expenses compared to, I believe it was, (someone correct me if I say the wrong thing) about 2.6 the last quarter. The increase from the 2.6 to the 3.4 is, one of the components of that is marketing expenses being up a little bit.

Lou Taylor:                         OK, great thank you.

Operator:                           With one  question  remaining,  once again,
please press the star key followed by the digit one if you do have a question.

                                    We now have a follow up from Dave Rodgers.

Dave Rodgers:                       Sorry  guys,  just had a couple of quick
follow ups. The declining yields in the development business, what do you attribute that to? I imagine it's land and the construction costs, but could you address that a bit?

Brian Nickel:                       When you say declining yields you mean going
from a 9 to the 8.5?

Dave Rodgers:                       Right.

Brian Nickel: It's increased cost of land to be able to tie up those sites that are close - that are adjacent to universities. Both of the developments that we're pursuing right now are across the street from major universities so that's a piece of it but we think that that's offset by increased opportunities to be able to grow rents in the future.

Dave Rodgers:    And Bill could you maybe address real estate taxes. I know the multi family guys are seeing a lot of pressure from taxing authorities. Are you seeing any of that?

Greg Dowell:     Yeah, this is Greg Dowell, we have seen slight increases in our property taxes and that number is included on the - on the percentage increase that is shown.

Bill Bayless:    When we talk about the 3.4% increase over prior year, the
components to make that up would be a little bit of increase in marketing costs, an increase in real estate taxes and also we have a little bit of a slight utility increase that is driven that because of the master lease at Commons on Apache and what we're responsible for, that has - we have to eat some of that.

Bill Bayless:    We've also seen a little bit of that offset by savings in the insurance sector.

Dave Rodgers:    And the last question, the guidance includes the one time
insurance payment in the first quarter and the severance in the second quarter. Is there anything else in that guidance that would be a one time non recurring nature?

Brian Nickel: Those two factors were not in the guidance when we originally gave it, to make that clear, but when we reaffirmed guidance this time that is taken into consideration. At this point in time, I don't know of any other non recurring items that would be in - in the guidance.

Dave Rodgers:    Thanks.

Bill Bayless:    Thank you.

Operator:        We have no further questions in our queue at this time.

Bill Bayless:    Very good, on behalf of all of us at American Campus we'd like to thank you for joining us again and look forward to speaking with you after the second quarter results are available and updating you further on how the lease up is finishing up and how those other transactions we discussed are moving forward. Thank you and have a great day.

Operator:        That does conclude today's conference call, thank you everyone for your participation.